Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No.s 333-292513, 333-291840, 333-284695 and 333-282966 on Form S-3 & Registration Statement No. 333-291841 on Form S-8 of Roadzen Inc. of our report (which contains explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2(b) to the consolidated financial statements) dated June 28, 2026, on our audits of the consolidated financial statements as of March 31, 2026 and 2025 and for each of the years then ended, which is included in the Annual Report on Form 10-K of Roadzen Inc. for the year ended March 31, 2026.

ASA & Associates LLP

Delhi, India

June 28, 2026